Exhibit 99.1

December 20, 2016

Red Hat, Inc.

100 E. Davie St.

Raleigh, NC 27601

Attn: Jim Whitehurst, CEO

Jim,

As we discussed, I have been given the opportunity to serve as the CEO of another company. Being a CEO has been a personal goal of mine for some time now. Accordingly, with disappointment that I will not continue to help lead at Red Hat but with excitement about what lies ahead for Red Hat and for me, this letter serves as my resignation from Red Hat, effective as of the close of business on January 20, 2017.

Please know that I am grateful for the opportunities that Red Hat and you have afforded me. I leave confident that Red Hat is well-positioned for the future.

I look forward to working with you and the team to help ensure a smooth transition of my responsibilities and will make myself available to assist with the transition.

With warm regards,

/s/ Frank A. Calderoni

Frank A. Calderoni

cc:	Michael R. Cunningham, Executive Vice President & Corporate Secretary